Exhibit 99.1

FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol
President
(614) 220-5200

BANCINSURANCE CORPORATION ANNOUNCES

APPOINTMENT OF ACTUARIAL CONSULTANT

COLUMBUS, Ohio (February 17, 2005) Bancinsurance Corporation (NASDAQ: BCISE) announced today that Merlinos & Associates, Inc. has been engaged to provide actuarial consulting services to Ohio Indemnity Company, a wholly owned subsidiary of Bancinsurance Corporation. Merlinos and Associates, Inc. will perform an analysis and issue a statement of actuarial opinion concerning Ohio Indemnity’s loss reserves as of December 31, 2004.

John Sokol, President, commented “We are very pleased with Merlinos & Associates’ professional qualifications regarding product lines in which Ohio Indemnity specializes. Specifically, Merlinos & Associates has experience with collateral protection, surety and bail bond products. We believe these capabilities will provide the Company with a high quality review of our loss reserves.”

Merlinos & Associates, Inc.

Merlinos & Associates, Inc. is headquartered in Norcross, Georgia. They provide property/casualty and health actuarial consulting services to the insurance industry. Eight of the firm’s fourteen professionals are members of the Casualty Actuarial Society and have extensive property/casualty insurance consulting experience.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company’s unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other Specialty products include our waste surety bond program and run off of the bail bond reinsurance program.